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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                        ______________________________

                                  FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                              JO-ANN STORES, INC.
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            (Exact name of registrant as specified in its charter)

                         OHIO                            34-0720629
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       (State of incorporation or organization)        (I.R.S. Employer
                                                      Identification No.)

         5555 DARROW ROAD, HUDSON, OHIO                     44236
       ----------------------------------------       -------------------
       (Address of principal executive offices)           (Zip Code)

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [_]

Securities Act registration statement file number to which this form relates:

                                Not Applicable
                                --------------
                                (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                      Name of Each Exchange on Which
         to be so Registered                      Each Class is to be Registered
         -------------------                      ------------------------------

Class A Common Share Purchase Rights              New York Stock Exchange, Inc.
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Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                               (Title of Class)
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                INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1.   Description of Registrant's Securities to be Registered.

     This Form 8-A/A amends the Form 8-A filed by Fabri-Centers of America, Inc., the predecessor of Jo-Ann Stores, Inc. (the "Company"), with the
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Securities and Exchange Commission on or about October 26, 1990 relating to a
Rights Agreement dated as of October 23, 1990 (the "Rights Agreement") between
                                                    ----------------
the predecessor and Ameritrust Company National Association. The Company's Board of Directors has approved an Amended and Restated Rights Agreement (the "Amended Agreement") and, effective as of October 31, 2000, the Company and
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National City Bank, National Association, as Rights Agent, executed the Amended
Agreement.

     In accordance with the terms of the Amended Agreement, the Board declared a dividend consisting of one Right for each Class B Common Share outstanding as of December 29, 2000 (the "Record Date") and authorized the issuance of one Right in respect of (1) each Class A Common Share issued after October 31, 2000, and prior to the earlier of the Shares Acquisition Date and the Expiration Date (as such terms are defined in the Amended Agreement which is attached to this registration statement as Exhibit 1), (2) each Class B Common Share outstanding on December 29, 2000, and (3) each Class B Common Share issued between December 29, 2000, and the earlier of the Shares Acquisition Date and the Expiration Date, including, in each case, Common Shares that are treasury shares and subsequently become outstanding. The divided was paid on the Record Date to the Class B Common shareholders of record as of such date.

     When the Rights Agreement was originally established in 1990, one Right was distributed as a dividend on each outstanding Class A Common Share, entitling the holders of Rights, other than a person or group holding a substantial block of shares, to purchase additional shares at a deeply discounted price upon a triggering event. Under the original Rights Agreement, prior to the occurrence of a triggering event, the holder of each Right was entitled to buy one additional Class A Common Share for $105.75. Upon the occurrence of a triggering event, the holder of each Right, other than the acquiring person or group, was entitled to buy one additional Class A Common Share for $.50. Under the original Rights Agreement, a triggering event was defined generally as: (a) the acquisition by any person or group of 20% or more of the outstanding Class A Common Shares, (b) the acquisition by any person or group of 10% or more of the outstanding Class A Common Shares and a determination by the Board of Directors
                                  ---
that the person or group is an "adverse person" and (c) a business combination with, or acquisition by, any person or group that owns 20% or more of the outstanding Class A Common Shares.

     The following summary describes the material provisions of the Rights Agreement that were amended by the Amended Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Amended Agreement included as Exhibit 1 to this registration statement.

     . Under the Amended Agreement, Rights will be issued to holders of Class B Common Shares as well as Class A Common Shares. This change will prevent holders of the Class B Common Shares from being diluted if a triggering event occurs.

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     .    The Amended Agreement lowers the triggering event ownership threshold from 20% to 15% and eliminates the "adverse person" trigger. The Amended Agreement also eliminates the "business combination with, or acquisition by" trigger for groups or persons that own 20% of the outstanding Class A Common Shares.

     . The Amended Agreement also eliminates the "continuing directors" provisions. A "continuing director" is generally a director in office at the beginning of a takeover contest, notwithstanding the election of new directors in a proxy contest.

     . Under the Amended Agreement, separate Right certificates will not be issued until a person or group acquires 15% of the outstanding Class A Common Shares. The original Rights Agreement provided for the distribution of Right certificates 20 days after the earlier of (i) the acquisition of 20% of the outstanding Class A Common Shares and
          (ii) the commencement of a tender offer for 20% or more of the Class A Common Shares.

     . Under the Amended Agreement, the initial exercise price is changed from $105.75 per Class A Common Share to $60.00. (The price of $.50 per Class A Common Share, which is payable after the occurrence of a triggering event, remains the same.)

     . The Amended Agreement extends the expiration date of the plan from November 6, 2000 to October 31, 2010.

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ITEM 2.        EXHIBITS.

Exhibit No.    Exhibit Description
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1              Amended and Restated Rights Agreement, dated as of October 31,
               2000, between Jo-Ann Stores, Inc. and National City Bank,
               National Association, as Rights Agent.

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                                   SIGNATURE


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  December 19, 2000      JO-ANN STORES, INC.


                              By: /s/ Brian P. Carney
                                  ------------------------

                              Name:  Brian P. Carney
                              Title: Executive Vice President and
                                     Chief Financial Officer

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